6100 4th Ave S. trupanion.com Seattle, WA 98108 800.569.7913 July 24, 2026 Katherine Seawell Dear Katherine, We are very pleased to confirm your acceptance of our offer to join Trupanion in the capacity of Chief Marketing Officer at our headquarters in Seattle, Washington. You will report to the Chief Executive Officer with a start date of August 3, 2026. Your salary shall be $33,333 per month ($400,000 per year). You are also eligible for the following:  A target bonus of 60% of base salary with 100% of the target bonus based on achievement of goals under the Company’s applicable Management Incentive Plan. Trupanion’s cash incentive plans are subject to change. Subject to approval by Trupanion’s Board of Directors or a committee thereof, you will receive a restricted stock unit (“RSU”) award equal to a value of $ 1,250,000 as measured by the lesser of intrinsic value and the volume-weighted average price of the Company’s Common Stock as measured between the closing price on the last day before the regularly scheduled trading window opens for the quarter prior to grant and the last day before the regularly scheduling trading window opens for the quarter in which the award is granted. o The grant date of your RSU award is expected to occur on or about the fifth day of the month in Exhibit A that is set forth next to the period in which your start date occurs; and o Your RSUs will vest over a period of four years and will be subject to the terms and conditions of Trupanion’s equity incentive plan and standard form of RSU agreement, which you will be required to accept as a condition of receiving your RSU award. o To support your relocation to the Seattle area, we will provide a relocation bonus of up to $50,000.00 USD. Funds provided are taxable when received.  Four weeks of paid time off per year, on a pro-rata basis.  One insured pet with Trupanion. You will be covered by our standard benefits as described in the Summary of Benefits attached to this offer letter, effective the first of the month following hire. Benefit plans may change from time to time. The attached reflects benefits in place for the current plan year. You will be a named insured, with the same rights and benefits as accorded to our other directors and officers, under our directors’ and officers’ liability insurance policy (“D&O Insurance”), which we believe comparable to such policies obtained by similarly situated companies. We will maintain D&O Insurance at all times during your service to us (unless the Board of Directors determines that such insurance is not available to us on commercially reasonable terms). You will be provided with the necessary technology to perform in your role (such as a computer, headset, and monitors). Accessibility is a priority at Trupanion, and we are happy to work with you to provide disability accommodations to help you be successful in your new career. In addition, employment is contingent on reference and background checks, signing our Non-Disclosure, Non-Compete, and/or Non-Solicit Agreement (“NDA”; a copy of which is delivered with this offer letter), as well as proof of eligibility to work in the United States. In the event of any dispute or claim solely related to or arising out of the termination of your employment with Company for any reason (including, but not limited to, any claims for breach of contract, wrongful termination, or age, sex, race, national origin, disability or other discrimination or harassment), you agree that all such disputes will be fully, finally and exclusively resolved by binding arbitration conducted by Judicial Dispute Resolution, LLC in King County, Washington (or similar entity if

TRUPANION 2 acceptable to Company). You and Company hereby waive your respective rights to have any such disputes or claims tried by a judge or jury. This section will not apply to any claims for injunctive relief by Company or you, or to any claims by Company or you arising out of or related to proprietary and/or intellectual property rights. If you agree that this letter sets forth our understanding, please sign and return to my attention along with the signed NDA. We look forward to you joining the Trupanion Team! Kind Regards, Anna Berentson Senior Manager, Talent Acquisition Offer Agreed to and Accepted By _/s/ Katherine Seawell _________________ ___________________________________ Date Exhibit A Start Date Trading window in which equity will be granted November 1st-January 31st February February 1st -April 30th May May 1st-July 31st August August 1st-October 31st November